As filed with the Securities and Exchange Commission on March 3, 1999
                                        Registration No. 333-
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549

                       FORM S-3
                REGISTRATION STATEMENT
                         UNDER
              THE SECURITIES ACT OF 1933
              __________________________

                  KOHL'S CORPORATION
(Exact name of Registrant as specified in its charter)

              N56 W17000 Ridgewood Drive
           Menomonee Falls, Wisconsin  53051
                  (414) 703-7000
          (Name, address, including zip code
       and telephone number, including area code, of Registrant's principal executive officers)

                ----------------------

                  William S. Kellogg
                R. Lawrence Montgomery
                  Kohl's Corporation
              N56 W17000 Ridgewood Drive
           Menomonee Falls, Wisconsin  53051
                    (414) 703-7000
   (Name, address, including zip code, and telephone
             number, including area code,
                of agents, for service)

                      COPIES TO:
    Peter M. Sommerhauser         Andrew R. Schleider
     Godfrey & Kahn, S.C.         Shearman & Sterling
    780 North Water Street        599 Lexington Avenue
  Milwaukee, Wisconsin  53202   New York, New York  10022
        (414) 273-3500               (212) 848-4000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

            CALCULATION OF REGISTRATION FEE

 TITLE OF EACH                   PROPOSED       PROPOSED    AMOUNT OF
    CLASS OF      AMOUNT TO BE    MAXIMUM       MAXIMUM    REGISTRATION
SECURITIES TO BE   REGISTERED    OFFERING      AGGREGATE       FEE
   REGISTERED         (1)          PRICE        OFFERING
                                PER UNIT (2)    PRICE (2)

Common Stock,      4,903,600     $66 29/32    $328,081,488   $91,207
$.01 par value       shares

     (1)    Includes 639,600 shares that the
       underwriters have the option to purchase to cover over-allotments, if any.

     (2)    Estimated solely for the purpose of
       calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of the common stock on the New York Stock Exchange on February 25, 1999.

     The  Registrant  hereby amends  this  Registration
Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   EXPLANATORY NOTE


     This registration statement contains two forms  of
prospectus:   one  to  be used in  connection  with  an
offering in the United States and Canada and one to  be
used in a concurrent offering outside the United States
and  Canada.   The  prospectuses are identical  in  all
material respects except for the front cover page.  The
U.S.   prospectus  is  included  in  this  registration
statement and is followed by the alternate front  cover
page  to be used in the international prospectus.   The
alternate   page   for  the  international   prospectus
included  in  this  registration statement  is  labeled
"Alternate  Page for International Prospectus."   Final
forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE
CHANGED.  WE MAY NOT SELL THESE SECURITIES UNTIL THE REGIS-
TRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER
TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS
TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR
SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)
Issued March 3, 1999

                   4,264,000 Shares
                        KOHL'S
                     Common Stock


Kohl's Corporation is offering 2,800,000 shares and the
selling stockholders are offering 1,464,000 shares.
Initially, the U.S. underwriters are offering  3,411,200
shares in the United States and Canada, and the inter-national underwriters are offering 852,800 shares outside the United States and Canada.



Kohl's Corporation's common stock is listed on the  New
York  Stock  Exchange  under  the  symbol  "KSS."    On
March 2, 1999, the reported last sale price of the common stock on the New York Stock Exchange was $68 9/16 per share.



               PRICE $          A SHARE



                            Underwriting                  Proceeds
                Price to     Discounts      Proceeds to      to
                  Public        and           Company       Selling
                            Commissions                  Stockholders

  Per Share         $            $               $            $
  Total             $            $               $            $


 The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


 Kohl's Corporation has granted the U.S. underwriters the right to purchase up to an additional 639,600 shares of common stock to cover over-allotments.
 Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on ________________, 1999.



MORGAN STANLEY DEAN WITTER
                MERRILL LYNCH & CO.
                              WILLIAM BLAIR & COMPANY
                                              ROBERT W. BAIRD & CO.
                                                  Incorporated

________________, 1999

                 ABOUT THIS PROSPECTUS

     You should rely only on the information contained in or incorporated by reference in this prospectus. We and the selling stockholders have not authorized anyone else to provide you with different information. We and the selling stockholders are not making an offer of the common stock in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of any date of this prospectus.

     In this prospectus, the terms "Kohl's", "we" and "our" mean Kohl's Corporation and its consolidated subsidiaries.


                   TABLE OF CONTENTS

                                                             Page


Kohl's                                                          3
Selected Consolidated Financial Data                            4
Use of Proceeds                                                 6
Price Range of Common Stock and Dividend Policy                 6
Capitalization                                                  7
Description of Capital Stock                                    8
Selling Stockholders                                           10
United States Federal Income Tax Considerations To
Non-United States Holders                                      12
Underwriters                                                   14
Legal Matters                                                  17
Experts                                                        17
Forward-Looking Statements                                     17
Where You Can Find More Information                            18

                 --------------------------

     "Kohl's" is one of our federally registered service marks. This prospectus also includes or incorporates references to trademarks and brand names of other companies.

                        KOHL'S

     We   currently   operate  213   family   oriented,
specialty  department stores primarily in  the  Midwest
and  Mid-Atlantic  areas  of the  United  States.   Our
stores  feature  quality,  national  brand  merchandise
which provides exceptional value to customers.  We sell
moderately  priced  apparel, shoes,  accessories,  soft
home  products and housewares targeted to middle-income
customers  shopping for their families and homes.   Our
stores  have fewer departments than traditional,  full-
line  department  stores, but offer customers  dominant
assortments   of  merchandise  displayed  in   complete
selections of styles, colors and sizes.  Central to our
pricing strategy and overall profitability is a culture
focused  on maintaining a low cost structure.  Critical
elements  of  this low cost structure  are  our  unique
store   format,  lean  staffing  levels,  sophisticated
management    information   systems    and    operating
efficiencies   resulting   from   centralized   buying,
advertising and distribution.

     Since 1986, we have expanded from 40 stores to our
current  total  of  213 stores both  by  acquiring  and
converting pre-existing stores to our retailing  format
and  by opening new stores.  From fiscal 1993 to fiscal
1997, our net sales increased from $1.3 billion to $3.1
billion and our operating income increased from  $102.4
million to $258.8 million. In fiscal 1998, our net sales increased to $3.7 billion.

     We  believe  that we have substantial  opportunity
for  further growth.  We plan to open approximately  40
to 45 stores in 1999, including entering new markets in
Denver,  St. Louis and Dallas/Ft. Worth.   We  plan  to
open  50  to 55 stores in 2000, including 33  locations
previously operated by Caldor Corporation in  New  York
(12  stores),  New Jersey (11 stores),  Connecticut  (9
stores) and Maryland (1 store).  Our expansion strategy
is to open additional stores in existing markets, where
we can leverage advertising, purchasing, transportation
and  other  regional overhead expenses;  in  contiguous
markets,   where  we  can  extend  regional   operating
efficiencies; and in new markets which offer a  similar
opportunity   to   implement  our   retailing   concept
successfully.

     Our  retailing  concept has proven to  be  readily
transferable  to  new markets.  For  example,  we  have
successfully  opened new stores in small markets,  such
as  Kalamazoo and Knoxville; intermediate markets, such
as  Kansas City and Charlotte; and large markets,  such
as  Chicago and Philadelphia.  In addition, our concept
has  been successful in various retailing formats  such
as strip shopping centers, community and regional malls
and   free-standing  stores.   We  believe   that   the
transferability   of   our  retailing   strategy,   our
experience  in  acquiring  and converting  pre-existing
stores  and  in opening new stores, and our substantial
investment  in  our  management  information   systems,
centralized distribution and headquarters functions provide a solid foundation for further expansion.

     Our  fiscal  year ends on the Saturday closest  to
January  31.   Our  principal  executive  offices   are
located at N56 W17000 Ridgewood Drive, Menomonee Falls,
Wisconsin   53051.   Our  telephone  number   at   this
location is (414) 703-7000.

Recent Developments

     Net sales and sales growth for the thirteen weeks and years ended January 31, 1998 and January 30, 1999 were as follows:

                                          Percentage Increase at
                     Period Ended            January 30, 1999
                January      January         All      Comparable
               31, 1998     30, 1999       Stores       Stores
                   (in millions)

Thirteen      $1,077.8     $1,289.5        19.6%         6.4%
  weeks
Year           3,060.1      3,681.8        20.3          7.9

     Comparable stores sales growth represents sales of those stores open throughout the full period and throughout the full prior period.

     At January 30, 1999, we operated 213 stores compared to 182 stores at January 31, 1998.

     On March 2, 1999, we purchased the right to occupy
32   store  locations  previously  operated  by  Caldor
Corporation. We expect to purchase Caldor's lease for a 33rd store location within thirty days. We plan to take possession of the stores after Caldor completes its "going out of business sale," and we expect that the stores will be open for business in spring 2000.
We paid $142 million for the rights to occupy the stores and expect to invest approximately $165 million more to renovate and refixture the stores.

         SELECTED CONSOLIDATED FINANCIAL DATA

     We  derived  the  selected consolidated  financial
data  in the following table for each of the five years
in   the  period  ended  January  31,  1998  from   our
consolidated  financial  statements,  which  have  been
audited  by  Ernst  & Young LLP, independent  auditors.
You  should  read this information in conjunction  with
our   consolidated  financial  statements  and  related
notes,   management's  discussion   and   analysis   of
financial condition and results of operations and other
financial    information   incorporated    into    this
prospectus.    We  derived  the  selected  consolidated
financial  data for the nine months ended  November  1,
1997   and   October  31,  1998  from   our   unaudited
consolidated  financial  statements,  which,   in   the
opinion   of   management,  include  all   adjustments,
consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations as of the dates and for the periods presented. The results for the nine months ended October 31, 1998 are not necessarily indicative of results to be expected for the full fiscal year.

     Our  fiscal  year ends on the Saturday closest  to
January  31.   Fiscal  1995  contained  53  weeks.   We
adjusted all per share data to reflect the 2-for-1 stock splits effected in April 1996 and April 1998.

                                      Fiscal Year Ended
                               January     January     February
                               29, 1994    28, 1995      3, 1996
                                (In Thousands, Except Per Share
                                   and Per Square Foot Data)
Statement of Operations Data:
Net sales                     $1,305,746  $1,554,100  $1,925,669
Cost of merchandise sold         869,236   1,037,740   1,294,653
Gross margin                     436,510     516,360     631,016
Selling, general and
  administrative expenses        305,547     356,893     436,442
Depreciation and
  amortization                    23,201      27,402      33,931
Preopening expenses                5,360       8,190      10,712
Credit operations, non-
  recurring(a)                         -           -      14,052
Operating income                 102,402     123,875     135,879
Interest expense, net              5,711       6,424      13,150
Income before income taxes
  and extraordinary item          96,691     117,451     122,729
Income taxes                      41,029      48,939      50,077
Income before
  extraordinary item              55,662      68,512      72,652
Extraordinary item(b)            (1,769)           -           -
Net income                     $  53,893   $  68,512   $  72,652
Per share:
      Basic                    $     .37   $     .47   $      .49
      Diluted                        .36         .46          .49
Operating Data:
Comparable store sales
  growth(c)                         8.3%        6.1%         5.9%
Net sales per selling
  square foot(d)               $     255   $     258   $      257
Total square feet of
  selling space (in
  thousands; end of period)        5,523       6,824        8,378
Number of stores open (end
  of period)                          90         108          128
Capital expenditures
  including capitalized
  leases                       $  64,813   $ 132,800   $  138,797
Balance Sheet Data (end of
period):
Working capital                $  86,856   $ 114,637   $  175,368
Property and equipment, net      186,626     298,737      409,168
Total assets                     469,289     658,717      805,385
Total long-term debt              51,852     108,777      187,699
Shareholders' equity             262,502     334,249      410,638

                                     Fiscal Year Ended
                                   February      January
                                    1, 1997     31, 1998
                                 (In Thousands, Except Per
                                 Share and Per Square Foot
                                           Data)
Statement of Operations Data:
Net sales                        $2,388,221    $3,060,065
Cost of merchandise sold          1,608,688     2,046,468
Gross margin                        779,533     1,013,597
Selling, general and
  administrative expenses           536,226       678,793
Depreciation and
  amortization                       44,015        57,380
Preopening expenses                  10,302        18,589
Credit operations, non-
  recurring(a)                            _             _
Operating income                    188,990       258,835
Interest expense, net                17,622        23,772
Income before income taxes
  and extraordinary item            171,368       235,063
Income taxes                         68,890        93,790
Income before
  extraordinary item                102,478       141,273
Extraordinary item(b)                     -             -
Net income                       $  102,478    $  141,273
Per share:
      Basic                      $     .69     $      .93
      Diluted                          .68            .91
Operating Data:
Comparable store sales
  growth(c)                          11.3%          10.0%
Net sales per selling
  square foot(d)                 $     261     $      267
Total square feet of
  selling space (in
  thousands; end of
  period)                           10,064         12,533
Number of stores open
  (end of period)                      150            182
Capital expenditures
  including capitalized
  leases                        $  223,423     $  202,735
Balance Sheet Data (end
  of period):
Working capital                  $ 229,339       $525,251
Property and equipment, net        596,227        749,649
Total assets                     1,122,483      1,619,721
Total long-term debt               312,031        310,366
Shareholders' equity               517,471        954,782

                                       Nine Months Ended
                                  November 1,    October 31,
                                      1997           1998

                                    (Unaudited)
Statement of Operations Data:
Net sales                       $1,982,257     $2,392,215
Cost of merchandise sold         1,317,121      1,582,547
Gross margin                       665,136        809,668
Selling, general and
  administrative expenses          472,061        565,280
Depreciation and
  amortization                      41,813         51,383
Preopening expenses                 18,589         15,591
Credit operations, non-
  recurring(a)                           -              -
Operating income                   132,673        177,414
Interest expense, net               18,405         15,627
Income before income taxes
  and extraordinary item           114,268        161,787
Income taxes                        45,593         63,583
Income before
  extraordinary item                68,675         98,204
Extraordinary item(b)                    -              -
Net income                      $   68,675     $   98,204
Per share:
      Basic                      $     .46    $       .62
      Diluted                          .45            .60
Operating Data:
Comparable store sales
  growth(c)                          10.2%           8.8%
Net sales per selling
  square foot(d)                $      178     $      180
Total square feet of
  selling space (in
  thousands; end of
  period)                           12,486         15,129
Number of stores open (end
  of period)                           182            214(e)
Capital expenditures
  including capitalized
  leases                        $  163,921     $  183,784
Balance Sheet Data (end of
  period):
Working capital                 $  468,009     $  566,557
Property and equipment, net        724,019        883,602
Total assets                     1,607,536      1,930,086
Total long-term debt               310,932        379,076
Shareholders' equity               874,561      1,056,938
(footnotes on next page)

(footnotes from previous page)

(a)     Effective September 1, 1995, we terminated  our
  agreement  with Citicorp Retail Services under  which
  we  sold  our  private label credit card receivables.
  At  the same time, we established our own credit card
  operation.  In  connection with this transaction,  we
  incurred  a  one-time charge of $14.1  million  ($8.3
  million after-tax).
(b)     The  extraordinary item reflects  an  after-tax
  charge  of  $1.8  million  to  write-off  unamortized
  deferred  financing  costs  in  connection  with  our
  termination of certain credit facilities  in  January
  1994.
(c)     Comparable  store  sales for  each  period  are
  based  on  sales  of stores (including  relocated  or
  expanded  stores)  open throughout  the  current  and
  prior  year. Comparable store sales growth for fiscal
  1996  compares  the 52 weeks of fiscal  1996  to  the
  same  52  week  calendar in fiscal 1995 and  excludes
  the  electronics  business that  we  discontinued  in
  1996.  Comparable store sales growth for fiscal  1995
  has been adjusted to eliminate the 53rd week in fiscal 1995.
(d) Net sales per selling square foot is calculated using net sales of stores that have been open for the full period, divided by their square footage of selling space.
(e) We subsequently closed one undersized store in the Milwaukee market upon expiration of the lease.

                    USE OF PROCEEDS

     We estimate that we will receive net proceeds from
the offering of approximately $185.9 million, based  on
an  assumed offering price of $68 9/16 per  share.   We
intend  to  use  approximately  $165  million  of   the
proceeds  to  renovate and refixture 33  former  Caldor
stores.   On March 2, 1999, we purchased the  right  to
occupy 32 of the store locations and expect to purchase
the  rights  to  occupy the 33rd store location  within
thirty  days.  We intend to use the remaining  proceeds
for   other   general  corporate  purposes,   including
financing our continued store growth.  Until we use the
proceeds for these purposes, we will temporarily  repay
borrowings  under  our revolving  credit  facility  and
reduce  future sales of accounts receivable  under  our
accounts receivable financing program.  At February 27,
1999,  the  interest rate payable under  our  revolving
credit  facility  was approximately 5 1/8%  per  annum.
The  facility matures on June 12, 2003.   We  will  not
receive any proceeds from the sale of common stock by the selling stockholders, but we will receive the exercise price of their employee stock options.


    PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The  common stock has been traded on the New  York
Stock  Exchange  since May 19, 1992, under  the  symbol
"KSS."   The  table below sets forth the high  and  low
prices  of  the  common stock for  the  fiscal  periods
indicated,  adjusted  for  our  2-for-1  stock   splits
effected in April 1996 and April 1998.

                                                Common Stock
                                                   Price
                                               High      Low
     Fiscal 1999
     First Quarter (through March 2, 1999)   $70 11/16  $63 3/8

     Fiscal 1998
     First Quarter                           $43 15/32  $34 11/16
     Second Quarter                           57 5/8     40 1/2
     Third Quarter                            58 11/16   34 1/16
     Fourth Quarter                           67 3/4     45 1/8

     Fiscal 1997
     First Quarter                           $25 9/16   $19 7/16
     Second Quarter                           31 19/32   24 7/8
     Third Quarter                            37 3/8     29
     Fourth Quarter                           37 11/16   31 5/16

     See the cover page of this prospectus for a recent reported last sale price.

     At January 29, 1999, there were 5,495 holders of record of our common stock.


     We  have  never  paid  a cash  dividend,  have  no
current  plans to pay dividends, and intend  to  retain
all  our earnings for investment in and growth  of  our
business.   In addition, financial covenants and  other
restrictions  in  our  financing agreements  limit  our
ability  to  pay  dividends.   The  payment  of  future
dividends, if any, will be determined by our board of directors in light of existing conditions, including our earnings, financial condition and requirements, restrictions in our financing agreements, business conditions and other factors they deem relevant.

                    CAPITALIZATION

     The  following  table sets forth our  consolidated
capitalization as of October 31, 1998, and as  adjusted
to  give  effect  to the offering and the  exercise  of
employee stock options by the selling stockholders.  We
based  the adjustment on an assumed offering  price  of
$68 9/16 per share for the 2,800,000 shares that we are
selling  in  the  offering.  We also adjusted  for  the
proceeds that we will receive upon exercise of employee
stock  options for 1,309,000 shares of common stock  by
the  selling  stockholders and the related  income  tax
benefits  that  we will receive.  The adjustments  from
the    stock    option   exercises   increased    total
shareholders' equity by $42.1 million.  For purposes of
the  table,  we have assumed that the U.S. underwriters
do  not  exercise their over-allotment option and  that
$69.5  million of the net proceeds are applied to repay
borrowings  under  our revolving credit  facility.   At
February 27, 1999, we had no borrowings under our revolving credit facility.

                                                       As of
                                                 October 31, 1998
                                               Actual    As  Adjusted
                                                  (In Thousands)

     Long-term debt:
     Revolving credit facility                $ 69,500     $   ----
     Capitalized lease obligations              47,421       47,421
     6.57% unsecured senior notes, due 2004     60,000       60,000
     6.70% notes, due 2006                     100,000      100,000
     7 3/8% notes, due 2011                    100,000      100,000
     Other                                       2,155        2,155
          Total long-term debt                 379,076      309,576

     Shareholders' equity:
       Common stock; 158,202,170 shares
         outstanding (162,311,170 shares
         after the offering)                     1,582        1,623
       Paid-in capital                         492,498      720,386
       Retained earnings                       562,858      562,858
          Total shareholders' equity         1,056,938    1,284,867
          Total capitalization              $1,436,014   $1,594,443

             DESCRIPTION OF CAPITAL STOCK

     Our   authorized   capital   stock   consists   of
400,000,000 common shares, $0.01 par value  per  share,
and  10,000,000 preferred shares, $0.01 par  value  per
share.   As of January 30, 1999, 158,394,735 shares  of
common stock and no shares of preferred stock were issued and outstanding.

Common Stock

     Voting.   For all matters submitted to a  vote  of
stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on the books of Kohl's. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock and any voting limitations imposed by the Wisconsin
Business Corporation Law, persons who hold more than 50% of the outstanding common stock can elect all of the directors who are up for election in a particular year.

     Election  of Board of Directors.  Our articles  of
incorporation divide the board of directors into  three
classes  serving  staggered  three-year  terms.   As  a
result, at least two annual meetings will generally  be
required  for  stockholders to effect  a  change  of  a
majority  of the board of directors.  Any director,  or
the  entire  board of directors, may  be  removed  from
office  only  for  cause.   These  provisions  in   the
articles of incorporation require an 80% vote of stockholders to amend or repeal.

     Dividends.   If  our  board declares  a  dividend,
holders of common stock will receive payments from  the
funds  of  Kohl's  that are legally  available  to  pay
dividends.  However, this dividend right is subject  to
any  preferential dividend rights we may grant  to  the
persons   who   hold  preferred  stock,   if   any   is
outstanding.

     Liquidation. If Kohl's is dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

     Other Rights and Restrictions. Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not redeemable.

     Listing.   Our common stock is listed on  the  New
York Stock Exchange.

     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is The Bank of New
York.

Wisconsin Business Corporation Law

     Provisions  of the Wisconsin Business  Corporation
Law   ("WBCL")  could  have  the  effect  of  delaying,
deterring or preventing a change in control of Kohl's.

     Restrictions  on Business Combinations.   Sections
180.1130 to 180.1134 of the WBCL provide generally that
for  a "resident domestic corporation," such as Kohl's,
business  combinations not meeting fair price standards
specified  in  the  statute must  be  approved  by  the
affirmative  vote  of at least (1)  80%  of  the  votes
entitled to be cast by the outstanding voting shares of
the  corporation,  and  (2)  two-thirds  of  the  votes
entitled  to  be cast by the holders of  voting  shares
that  are  not  beneficially owned  by  a  "significant
shareholder"  or  an  affiliate  or  associate   of   a
significant   shareholder  who  is  a  party   to   the
transaction.   This requirement is in addition  to  any
vote that may be required by law or our articles of incorporation. The term "business combination" means, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary of that corporation) with, or the sale or other disposition of substantially all of the property and assets of the issuing public corporation to, any significant shareholder or affiliate of a significant shareholder. "Significant shareholder" means a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation. These statutory sections also restrict the repurchase of shares and the sale of corporate assets by an issuing public corporation in response to a takeover offer.

     Sections 180.1140 to 180.1144 of the WBCL prohibit
certain  "business  combinations" between  a  "resident
domestic  corporation"  and an  interested  shareholder
within three years after the date such person became an
interested shareholder, unless the business combination
or  the  acquisition  of  the interested  shareholder's
stock  has  been approved before the stock  acquisition
date  by  the  corporation's board  of  directors.   An
"interested   shareholder"  is  a  person  beneficially
owning  10%  or  more  of  the  voting  power  of   the
outstanding  voting  stock of such corporation.   After
the  three-year period, a business combination with the
interested shareholder may be consummated only with the
approval  of  the holders of a majority of  the  voting
stock   not   beneficially  owned  by  the   interested
shareholder at a meeting called for that purpose, unless the business combination satisfies specified adequacy-of-price standards intended to provide a fair price for shares held by disinterested stockholders.

     Control  Share Voting Restrictions.  Under Section
180.1150(2) of the WBCL, the voting power of shares of a "resident domestic corporation" that are held by any person in excess of 20% of the voting power are limited
(in voting on any matter) to 10% of the full voting power of those excess shares, unless otherwise provided in the articles of incorporation or unless full voting rights have been restored at a special meeting of the stockholders called for that purpose. This statute is designed to protect corporations against uninvited takeover bids by reducing to one-tenth of their normal voting power all shares in excess of 20% owned by an acquiring person. Section 180.1150(3) excludes shares held or acquired under certain circumstances from the application of Section 180.1150(2), including (among others) shares acquired directly from Kohl's and shares acquired in a merger or share exchange to which Kohl's is a party.

     Constituency Provision.  Under Section 180.0827 of
the  WBCL, in discharging his or her duties, a director
or  officer  of Kohl's may, in addition to  considering
the effects of any action on stockholders, consider the
effects   of   any  action  on  employees,   suppliers,
customers, the communities in which Kohl's operates and
any   other  factors  that  the  director  or   officer
considers pertinent.

Preferred Stock

     Our  articles of incorporation authorize the board
of  directors to issue preferred stock in one  or  more
series  and  to  determine the voting rights,  dividend
rights,   dividend   rates,  liquidation   preferences,
conversion  or  exchange  rights,  redemption   rights,
including   sinking  fund  provisions  and   redemption
prices, and other terms and rights of each series.

     Although our board of directors does not presently intend to authorize the issuance of preferred stock, it could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. Our board will issue such a series of preferred stock only if it determines that the issuance is in the best interests of Kohl's and its stockholders. In addition, the terms of a series of preferred stock might discourage a potential acquiror from attempting to acquire Kohl's in a manner that changes the composition of our board of directors, even when a majority of our stockholders believe that such an acquisition would be in their best interests or would receive a premium for their stock over the then current market price.

                 SELLING STOCKHOLDERS

     The  following table sets forth information  about
the  beneficial  ownership of the common  stock  as  of
December  31,  1998, and after the sale of  the  common
stock offered hereby, by each selling stockholder.   To
calculate  the percentage owned after the offering,  we
assume  no  exercise  of the U.S.  underwriters'  over-
allotment  option.   Each of the  selling  stockholders
(other than Mr. Sommerhauser) is an executive officer of Kohl's. Messrs. Kellogg, Baker, Herma, Montgomery,
Mansell and Sommerhauser is each a director. Except as otherwise noted below, the selling stockholders have sole voting and investment power with respect to their shares.

                                   Shares                                 Shares
                                Beneficially                           Beneficially
                               Owned Prior to        Shares             Owned After
   Name of                        Offering            Being              Offering
Beneficial Owner            Number        Percent    Offered       Number         Percent
William S. Kellogg      11,228,145(a)       7.0%     559,300    10,668,845(a)      6.5%
Jay H. Baker             5,368,718(b)       3.4      400,000(c)  4,968,718(b)      3.1
John F. Herma            6,847,273(d)       4.3      341,100     6,506,173(d)      4.0
R. Lawrence Montgomery     819,960(e)         *       41,000       778,960(e)        *
Kevin Mansell              639,810(f)         *       32,000       607,810(f)        *
Caryn Blanc                697,450(g)         *       34,900       662,550(g)        *
Arlene Meier               390,100(h)         *       19,500       370,600(h)        *
Jeffrey Rusinow            129,500(i)         *        6,500       123,000(i)        *
Donald Sharpin              83,500(i)         *        4,200        79,300(i)        *
Gary Vasques                80,000(i)         *        4,000        76,000(i)        *
Richard Leto                61,000(i)         *        3,000        58,000(i)        *
Peter M. Sommerhauser      375,807(j)         *       18,500       357,307(j)        *

*Less than 1%.

(footnotes on next page)

(a)     Includes 9,337,245 shares held in trust for the
  benefit  of Mr. Kellogg's family but as to which  Mr.
  Sommerhauser  has  sole voting and  investment  power
  and  43,260  shares  held by a charitable  foundation
  for  which  Mr.  Kellogg serves  as  a  director  and
  president.    Excludes  1,258,900  shares  (1,158,900
  shares  after  the offering) held in  trust  for  the
  benefit  of  Mr. Baker's family and as to  which  Mr.
  Kellogg  and Mr. Sommerhauser have shared voting  and
  investment  power.  Includes 950,000 shares  (390,700
  shares  after  the  offering)  represented  by  stock
  options.
(b)     Includes  1,258,900  shares  (1,158,900  shares
  after the offering) held in trust for the benefit  of
  Mr.  Baker's family as to which Mr. Kellogg  and  Mr.
  Sommerhauser have shared voting and investment  power
  and  125,660  shares held by a charitable  foundation
  for   which  Mr.  Baker  serves  as  a  director  and
  president.   Also  includes 475,000  shares  (175,000
  shares  after  the  offering)  represented  by  stock
  options.
(c)     Includes  100,000 shares being offered  by  the
  Jay Baker Children's Trusts.
(d)     Includes 5,351,703 shares held in trust for the
  benefit  of  Mr.  Herma's  family  as  to  which  Mr.
  Sommerhauser  has  sole voting and  investment  power
  and  25,150  shares  held by a charitable  foundation
  for   which  Mr.  Herma  serves  as  a  director  and
  president.   Also  includes 475,000  shares  (133,900
  shares  after  the  offering)  represented  by  stock
  options.
(e)     Includes 125,948 shares held in trust  for  the
  benefit  of Mr. Montgomery's family as to  which  Mr.
  Sommerhauser  has  sole voting and investment  power.
  Also  includes 520,828 shares (500,328  shares  after
  the offering) represented by stock options.
(f)     Includes 138,000 shares held in trust  for  the
  benefit  of  Mr.  Mansell's family as  to  which  Mr.
  Sommerhauser  has  sole voting and investment  power.
  Also  includes 327,078 shares (311,078  shares  after
  the offering) represented by stock options.
(g)     Includes  545,454 shares (510,554 shares  after
  the offering) represented by stock options.
(h)     Includes  383,100 shares (363,600 shares  after
  the offering) represented by stock options.
(i)     All  of  the  shares are represented  by  stock
  options.
(j)     Excludes  16,461,866 shares (16,361,866  shares
  after the offering) held in trust for the benefit  of
  the   families   of  current  and  former   executive
  officers  of  Kohl's  or  in  charitable  foundations
  established  by executive officers of Kohl's,  as  to
  which Mr. Sommerhauser has sole or shared voting  and
  investment  power.  Includes 81,042  shares  held  in
  trust  for  the benefit of Mr. Sommerhauser's  family
  as  to  which  Mr.  Sommerhauser  has  no  voting  or
  investment  power  and  5,500  shares   held   by   a
  charitable  foundation  for  which  Mr.  Sommerhauser
  serves  as  director and president.   Includes  2,000
  shares represented by stock options.

       UNITED STATES FEDERAL TAX CONSIDERATIONS
             TO NON-UNITED STATES HOLDERS


     This section summarizes the United States federal income and estate tax issues that you, as a nonresident alien individual foreign corporation, foreign partnership or other foreign shareholder (a "non-United
States shareholder") may consider relevant in connection with your purchase, ownership and disposition of our common stock. This summary does not address all of the United States federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under United States federal income tax laws. Furthermore, this summary does not discuss any aspects of state, local or foreign taxation. We base this summary on current provisions of the federal income tax laws, Treasury regulations, judicial opinions, published positions of the United
States Internal Revenue Service (the "IRS") and other applicable authorities, all of which are subject to change, possibly with retroactive effect. We urge you to consult your own adviser with respect to the tax consequences of acquiring, holding and disposing of our common stock.

     Dividends. Dividends that we pay to you generally will be subject to withholding of United States federal income tax at the rate or 30% (or such lower rate specified in an applicable income tax treaty) unless the dividend is effectively connected with your conduct of a trade or business within the United States (of if certain tax treaties apply, is attributable to a United
States permanent establishment maintained by you) and you file the appropriate documentation with Kohl's or our transfer agent, in which case you will be subject to United States federal income tax at graduated rates in the same manner as United States persons are taxed.
If you are a corporation, such effectively connected income also may be subject to the branch profits tax at a rate of 30% (or such lower rate specified in an applicable income tax treaty), which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits. You should consult any applicable income tax treaties that may provide for a lower rate of withholding or other rules different from those described above. You may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of or exemption from withholding under the foregoing rules.

     Sale or Disposition of Common Stock. You generally will not incur United States federal income tax on gain recognized on a sale or other disposition of our common stock unless:

(1) the gain is effectively connected with your conduct of a trade or business within the United States or if certain tax treaties apply, is attributable to a United States permanent establishment maintained by you;

(2) you are a nonresident alien, hold our common stock as a capital asset and are present in the United States for 183 or more days in the taxable year of disposition and either you have a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by you in the United
States;

(3) Kohl's is or has been a "United States real property holding corporation" for United States federal income tax purposes (which we likely are not) and in the event that our common stock is considered regularly traded, you hold or have held, directly or indirectly, at any time during the five-year period ending on the date of disposition (or, if shorter, your holding period), more than 5% of our common stock, in which case your gain will be taxed as if it were gain described in clause (1) above; or

(4) you are subject to tax pursuant to the federal income tax provisions applicable to certain United
States expatriates.

     Gain that is or is treated as effectively connected with your conduct of a trade or business within the United States will be subject to United
States federal income tax on the same basis that applies to United States persons generally (and, with respect to corporate holders, under certain circumstances, the branch profits tax) but will not be subject to withholding. You should consult any applicable treaties that may provide for different rules. A non-resident alien holding our common stock as a capital asset as described in clause (2) above, generally will incur a

30% (or such lower rate
specified in an applicable income tax treaty) tax on the gain derived from the sale, which gain may be offset by certain United States source capital losses.

     Federal Estate Taxes. If an individual who is not a citizen (as specifically defined for United States federal estate tax purposes) of the United States at the time of death owns or is treated as owning our common stock, then such common stock will be included in that individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     Information Reporting and Backup Withholding. We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax withheld with respect to such dividends, regardless of whether any tax is actually withheld. This information may also be made available to the authorities of a country in which you reside under the provisions of an applicable income tax treaty or other agreement.

     Under current federal income tax law, United
States information reporting requirements and backup withholding tax at a rate of 31% will generally apply
(1) to dividends that we pay on our common stock to you at an address within the United States and (2) to payments to you by a United States office of a broker of the proceeds of a sale of common stock unless you certify your non-United States shareholder status under penalties of perjury or otherwise establish an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of our common stock by foreign offices or United States brokers, or foreign brokers with certain types of relationships to the United
States, unless the broker has documentary evidence in its records that you are a non-United States shareholder and certain other conditions are met, or you otherwise establish an exemption.

     The United States Treasury Department has issued regulations generally effective for payments made after December 31, 1999 that will affect the procedures that you must follow in establishing your status as a non-
United States shareholder for purposes of the withholding, backup withholding and information reporting rules discussed in this prospectus. Among other things, (1) non-United States shareholders currently required to furnish certification of foreign status may be required to furnish new certification of foreign status, and (2) certain non-United States shareholders not currently required to furnish certification of foreign status may be required to furnish certification of foreign status in the future.
We urge you to consult your tax adviser concerning the effect of such regulations on an investment in our common stock.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be refunded or credited against your United States federal income tax liability, provided that the required information is furnished to the IRS.

                     UNDERWRITERS

     Under  the terms and subject to the conditions  in
the  underwriting  agreement dated  the  date  of  this
prospectus, the U.S. underwriters named below, for whom
Morgan  Stanley  &  Co.  Incorporated,  Merrill  Lynch,
Pierce  Fenner  & Smith Incorporated, William  Blair  &
Company,  L.L.C. and Robert W. Baird & Co. Incorporated
are   acting   as   U.S.   representatives,   and   the
international underwriters named below, for whom Morgan
Stanley  &  Co.  International Limited,  Merrill  Lynch
International,  William Blair  &  Company,  L.L.C.  and
Robert W. Baird & Co. Incorporated are acting as international representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of such underwriters below:

                                                       Number of
            Name                                         Shares

U.S. Underwriters:
  Morgan Stanley & Co. Incorporated
  Merrill Lynch, Pierce, Fenner & Smith Incorporated
  William Blair & Company, L.L.C.
  Robert W.  Baird & Co. Incorporated

     Subtotal                                          3,411,200

International Underwriters:
  Morgan Stanley & Co. International Limited
  Merrill Lynch International
  William Blair & Company, L.L.C.
  Robert W. Baird & Co. Incorporated

     Subotal                                             852,800
       Total                                           4,264,000


     The   U.S.   underwriters  and  the  international
underwriters,  and  the  U.S. representatives  and  the
international    representatives,   are    collectively
referred   to   as   the   "underwriters"    and    the
"representatives," respectively.  The underwriters  are
offering  the shares of common stock subject  to  their
acceptance  of  the  shares from  us  and  the  selling
stockholders   and   subject  to   prior   sale.    The
underwriting agreement provides that the obligations of
the several underwriters to pay for and accept delivery
of  the  shares  of  common stock  offered  hereby  are
subject  to  the approval of certain legal  matters  by
their  counsel  and to certain other  conditions.   The
underwriters are obligated to take and pay for all of the shares of common stock offered hereby (other than those covered by the U.S. underwriters' over-allotment option described below) if any such shares are taken.

     Pursuant   to  the  Agreement  between  U.S.   and
International Underwriters, each U.S. underwriter has represented and agreed that, with certain exceptions:

     o it is not purchasing any shares (as defined herein) for the account of anyone other than a United
       States or Canadian person (as defined herein); and

     o it has not offered or sold, and will not offer or sell, directly or indirectly, any shares or distribute any prospectus relating to the shares outside the United States or Canada or to anyone other than a United States or Canadian person.

     Pursuant   to  the  Agreement  between  U.S.   and
International    Underwriters,    each    international
underwriter has represented and agreed that, with certain exceptions:

     o it is not purchasing any shares for the account of any United States or Canadian person; and

     o it has not offered or sold, and will not offer or sell, directly or indirectly, any shares or distribute any prospectus relating to the shares in the United States or Canada or to any United States or Canadian person.

     With  respect to any underwriter that  is  a  U.S.
underwriter  and  an  international  underwriter,   the
foregoing representations and agreements (1) made by it
in  its capacity as a U.S. underwriter apply to  it  in
its  capacity as a U.S. underwriter and (2) made by  it
in  its capacity as an international underwriter  apply
only   to  it  in  its  capacity  as  an  international
underwriter.  The foregoing limitations do not apply to
stabilization   transactions  or   to   certain   other
transactions  specified in the Agreement  between  U.S.
and   International  Underwriters.   As  used   herein,
"United States" or "Canadian" person means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United
States or Canada or of any political subdivision thereof (other than a branch located outside the United
States and Canada of any United States or Canadian person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian person. All shares of common stock to be purchased by the underwriters under the Underwriting
Agreement are referred to herein as the "shares."

     Pursuant   to  the  Agreement  between  U.S.   and
International Underwriters, sales may be  made  between
U.S. underwriters and international underwriters of any
number  of shares as may be mutually agreed.   The  per
share price of any shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     Pursuant   to  the  Agreement  between  U.S.   and
International  Underwriters, each U.S. underwriter  has
represented  that it has not offered or sold,  and  has
agreed  not  to offer or sell, any shares, directly  or
indirectly, in any province or territory of  Canada  or
to, or for the benefit of, any resident of any province
or   territory  of  Canada  in  contravention  of   the
securities  laws thereof and has represented  that  any
offer  or  sale of shares in Canada will be  made  only
pursuant to an exemption from the requirement to file a
prospectus  in the province or territory of  Canada  in
which   such  offer  or  sale  is  made.    Each   U.S.
underwriter has further agreed to send to any dealer who purchases from it any of the shares a notice stating in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such shares a notice containing substantially the same statement as is contained in this sentence.

     Pursuant   to  the  Agreement  between  U.S.   and
International    Underwriters,    each    international
underwriter has represented and agreed that:

     o it has not offered or sold and, prior to the date six months after the closing date for the sale of the shares to the international underwriters, will not offer or sell, any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     o it has complied and will comply with all applicable provisions of the Financial Services Act
       1986 with respect to anything done by it in relation to the shares in, from or otherwise involving the United
       Kingdom; and

     o it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the shares to a person who is of a kind described in
       Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

     Pursuant   to  the  Agreement  between  U.S.   and
International    Underwriters,    each    international
underwriter  has further represented that  it  has  not
offered  or sold, and has agreed not to offer to  sell,
directly  or  indirectly, in Japan or  to  or  for  the
account  of  any resident thereof, any  of  the  shares
acquired    in   connection   with   the   distribution
contemplated  hereby, except for  offers  or  sales  to
Japanese  international  underwriters  or  dealers  and
except pursuant to any exemption from the registrations
requirements  of  the Securities and Exchange  Law  and
otherwise  in compliance with applicable provisions  of
Japanese  law.   Each  international  underwriter   has
further agreed to send to any dealer who purchases from
it  any  of  the shares a notice stating  in  substance
that, by purchasing such shares, such dealer represents
and  agrees that it has not offered or sold,  and  will
not  offer  or  sell, any of such shares,  directly  or
indirectly,  in Japan or to or for the account  of  any
resident thereof except for offers or sales to Japanese
international  underwriters  or  dealers   and   except
pursuant   to   any  exemption  from  the  registration
requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such shares a notice containing substantially the same statement as is contained in this sentence.

     The  underwriters initially propose to offer  part
of  the  common  stock directly to the  public  at  the
public  offering  price set forth  on  the  cover  page
hereof  and  part to certain dealers at a  price  which
represents  a  concession not in excess  of  $        a
share under the public offering price.  Any underwriter
may  allow,  and such dealers may reallow, a concession
not  in excess of $       a share to other underwriters
or  to certain dealers.  After the initial offering  of
the  common stock, the offering price and other selling
terms   may  from  time  to  time  be  varied  by   the
representatives.

     We  have  granted the U.S. underwriters an option,
exercisable  for  30  days  from  the  date   of   this
prospectus, to purchase up to an aggregate  of  639,600
additional  shares  of  common  stock  at  the   public
offering price set forth on the cover page hereof, less
underwriting  discounts  and  commissions.   The   U.S.
underwriters  may  exercise  such  option  to  purchase
solely for the purpose of covering over-allotments,  if
any, made in connection with the offering of the shares
of  common  stock offered hereby.  To the  extent  such
option  is exercised, each U.S. underwriter will become
obligated,  subject to certain conditions, to  purchase
approximately  the same percentage of  such  additional
shares of common stock as the number set forth next  to
such  U.S.  underwriter's name in the  preceding  table
bears to the total number of shares of common stock set
forth next to the names of all U.S. underwriters in the
preceding  table.  If the U.S. underwriters' option  is
exercised in full, the total price to the public  would
be  $         ,  the total underwriters' discounts  and
commissions  would be  $                and  the  total
proceeds to Kohl's would be $           .

     In the underwriting agreement:

     o we have agreed to pay the printing, legal, accounting and other expenses related to the offering, which we estimate will be $350,000; and

     o Kohl's, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Kohl's  and  each of the selling stockholders  has
agreed  that,  without  the prior  written  consent  of
Morgan  Stanley  & Co. Incorporated on  behalf  of  the
underwriters, it will not during the period  ending  90
days after the date of this prospectus:

     o offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or

     o enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise, except under certain limited circumstances.

     In  order to facilitate the offering of the common
stock, the underwriters may engage in transactions that
stabilize,  maintain or otherwise affect the  price  of
the  common stock.  Specifically, the underwriters  may
over-allot in connection with the offering, creating  a
short  position  in  the common  stock  for  their  own
account.  In addition, to cover over-allotments  or  to
stabilize   the   price  of  the  common   stock,   the
underwriters  may  bid  for, and  purchase,  shares  of
common   stock  in  the  open  market.   Finally,   the
underwriting syndicate may reclaim selling  concessions
allowed  to an underwriter or a dealer for distributing
shares  of  common  stock  in  the  offering,  if   the
syndicate  repurchases  previously  distributed  common
stock   in   transactions  to  cover  syndicate   short
positions,  in stabilization transactions or otherwise.
Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Certain underwriters from time to time perform various investment banking services for us, for which such underwriters receive compensation.

                     LEGAL MATTERS

     Certain  legal  matters will be  passed  upon  for
Kohl's  by  Godfrey & Kahn, S.C., Milwaukee, Wisconsin,
and  for  the underwriters by Shearman & Sterling,  New
York,  New  York.   Mr.  Peter  M.  Sommerhauser  is  a
director of Kohl's and a shareholder and member of  the
management  committee of Godfrey & Kahn,  S.C.   As  of
December 31, 1998, Mr. Sommerhauser beneficially  owned
375,807  shares of common stock and had sole or  shared
voting  and  investment  power  with  respect   to   an
additional 16,461,866 shares.

                        EXPERTS

     The  consolidated financial statements of   Kohl's
appearing in Kohl's Corporation Annual Report (Form 10-
K)  for  the  year  ended January 31, 1998,  have  been
audited by Ernst & Young LLP, independent auditors,  as
set  forth in their report thereon included therein and
incorporated  herein by reference.   Such  consolidated
financial   statements  are  incorporated   herein   by
reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

              FORWARD-LOOKING STATEMENTS

     Statements  in this prospectus or incorporated  by
reference in this prospectus that are not statements of
historical  fact  may be deemed to be  "forward-looking
statements," subject to protections under federal  law.
We  intend  words  such  as "believes,"  "anticipates,"
"plans,"  "expects" and similar expressions to identify
forward-looking  statements.  In  addition,  statements
covering   our  future  performances  and  our   plans,
objectives,  expectations or  intentions  are  forward-
looking  statements, such as statements  regarding  our
debt     service    requirements,    planned    capital
expenditures,  future store openings  and  adequacy  of
capital  resources.   There are a number  of  important
factors   that  could  cause  our  results  to   differ
materially  from those indicated by the forward-looking
statements,  including  among  others  those  discussed
under   "Management's  Discussion   and   Analysis   of
Financial Condition and Results of Operations" sections of our annual and quarterly reports and as follows:

     o    heightened competition;

     o    adverse weather conditions in our retail markets;

     o    increases in interest rates;

     o increases in real estate, construction and development costs;

     o inventory imbalances caused by unanticipated fluctuations in consumer demand;

     o trends in the economy which affect consumer confidence and demand for our merchandise;

     o our ability to find suitable store sites that we can acquire on acceptable terms;

     o our ability to continue to hire, train and retain sufficient numbers of capable and talented associates;
          and

     o interruptions in our business as a result of the Year 2000 computer problem in our systems or in the systems of one of our major suppliers.

                WHERE YOU CAN FIND MORE
                      INFORMATION

     We  file  annual,  quarterly and special  reports,
proxy  statements and other information with  the  SEC.
Our  SEC  filings are available to the public over  the
internet  at  the SEC's web site at http://www.sec.gov.
You  may also read and copy any document we file at the
SEC's  public  reference  room  located  at  450  Fifth
Street,  N.W., Washington, D.C.  20549, as well  as  at
the  regional  offices of the SEC located  at  7  World
Trade  Center, New York, New York  10048  and  Citicorp
Center,  500  West  Madison Street,  Chicago,  Illinois
60661.   Please  call  the SEC  at  1-800-SEC-0330  for
further information on the public reference rooms and their copy charges.

     Our  common stock is listed on the New York  Stock
Exchange. You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad
Street, New York, New York 10005.

     The  SEC  allows us to "incorporate by  reference"
into this prospectus the information we file with them,
which  means that we can disclose important information
to  you  by  referring  you to  those  documents.   The
information incorporated by reference is considered  to
be  part  of this prospectus, and information  that  we
file  later with the SEC will automatically update  and
supersede   this   information.   We   incorporate   by
reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of
1934:

     (1) our annual report on Form 10-K for the fiscal year ended January 31, 1998;

     (2) our quarterly reports on Form 10-Q for the quarterly periods ended May 2, 1998, August 1,
         1998 and October 31, 1998; and

     (3) the   description  of  our  common  stock
         contained in our registration statement on  Form
         8-B dated June 25, 1993, as updated from time to time by our subsequent filings with the SEC.

     You  may  also  request a copy  of  these  filings
(excluding  exhibits),  at  no  cost,  by  writing   or
telephoning   our  chief  financial  officer   at   the
following address:

                     Arlene Meier
                  Kohl's Corporation
              N56 W17000 Ridgewood Drive
              Menomonee Falls, WI  53051
                    (414)  703-7000

                        KOHL'S

INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.
THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER AND SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)  [Alternate Page for International
Issued March 3, 1999                Prospectus]


                   4,264,000 Shares
                        KOHL'S
                     Common Stock




Kohl's Corporation is offering 2,800,000 shares and the selling stockholders are offering 1,464,000 shares.
Initially, the international underwriters are offering
852,800 shares outside the United States and Canada, and the U.S. underwriters are offering 3,411,200 shares in the United States and Canada.

Kohl's Corporation's common stock is listed on the  New
York  Stock  Exchange  under  the  symbol  "KSS."    On
March 2, 1999, the reported last sale price of the common stock on the New York Stock Exchange was $68 9/16 per share.




               PRICE $          A SHARE




                                                       Proceeds
                Price to    Underwriting Proceeds to      to
                  Public     Discounts    Company       Selling
                                and                   Stockholders
                            Commissions

  Per Share         $            $           $             $

  Total             $            $           $             $



 The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


 Kohl's Corporation has granted the U.S. underwriters the right to purchase up to an additional 639,600 shares of common stock to cover over-allotments.
 Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on ________________, 1999.



MORGAN STANLEY DEAN WITTER
                MERRILL LYNCH INTERNATIONAL
                                 WILLIAM BLAIR & COMPANY
                                              ROBERT W. BAIRD & CO.
                                                   Incorporated
__________________, 1999

                        PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The  following table sets forth those expenses  to
be  incurred  by  the  Company in connection  with  the
issuance  and  distribution  of  the  securities  being
registered,  other  than  underwriting  discounts   and
commissions.   All of the amounts shown are  estimates,
except   the   applicable   Securities   and   Exchange
Commission registration fee.

     SEC registration fee                $91,207
     Printing expenses                    85,000
     Legal fees                          100,000
     Accounting fees                      40,000
     NYSE listing fees                    14,000
     Blue sky fees and expenses            5,000
     Miscellaneous expenses               14,793

     Total                              $350,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section   180.0851   of  the  Wisconsin   Business
Corporation  Law (the "WBCL") requires the  Company  to
indemnify  a  director or officer, to the  extent  such
person is successful on the merits or otherwise in  the
defense  of  a  proceeding for all reasonable  expenses
incurred in the proceeding, if such person was a  party
to  such proceeding because he or she was a director or
officer of the Company unless it is determined that  he
or she breached or failed to perform a duty owed to the
Company   and  such  breach  or  failure   to   perform
constitutes:  (i) a willful failure to deal fairly with
the  Company or its shareholders in connection  with  a
matter  in which the director or officer has a material
conflict of interest; (ii) a violation of criminal law,
unless the director or officer had reasonable cause  to
believe  his  or  her  conduct was  unlawful;  (iii)  a
transaction from which the director or officer  derived
an   improper   personal  profit;   or   (iv)   willful
misconduct.

     Section 180.0858 of the WBCL provides that subject
to  certain  limitations, the mandatory indemnification
provisions  do  not  preclude any additional  right  to
indemnification  or  allowance  of  expenses   that   a
director or officer may have under the article of incorporation or bylaws of the Company, a written agreement between the director or officer and the Company, or a resolution of the Board of Directors or the shareholders.

     Unless   otherwise  provided  in   the   Company's
articles of incorporation or bylaws, or by written agreement between the director or officer and the Company, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the board of directors; (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee; (iii) by a panel of three arbitrators (one of which is chosen by a quorum of disinterested directors); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

     Reasonable  expenses incurred  by  a  director  or
officer  who  is  a  party  to  a  proceeding  may   be
reimbursed by the Company, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the Company written affirmation of his or her good faith that he or she has not breached or failed to perform his or her duties and written confirmation to repay any amounts advanced if it is determined that indemnification by the Company is not required.

     Section 180.0859 of the WBCL provides that  it  is
the  public policy of the State of Wisconsin to require
or  permit  indemnification, allowance of  expenses  or
insurance  to  the extent required or  permitted  under
Sections  180.0850  or 180.0858 of  the  WBCL  for  any
liability  incurred  in connection  with  a  proceeding
involving   a  federal  or  state  statute,   rule   or
regulation regulating the offer, sale or purchase of securities.

     As  permitted by Section 180.0858, the Company has
adopted indemnification provisions in its By-Laws which
closely  track the statutory indemnification provisions
with  certain exceptions.  In particular, Article  VIII
of  the  Company's By-Laws, among other items, provides
(i)  that an individual shall be indemnified unless  it
is   proven  by  a  final  judicial  adjudication  that
indemnification  is  prohibited  and  (ii)  payment  or
reimbursement   of   expenses,   subject   to   certain
limitations, will be mandatory rather than permissive.

     Through insurance, the officers and directors of the Company are also insured for acts or omissions related to the conduct of their duties. The insurance covers certain liabilities which may arise under the Securities Act of 1933, as amended.

     Under Section 180.0828 of the WBCL, a director of the Company is not personally liable for breach of any duty resulting solely from his or her status as a director, unless it shall be proved that the director's conduct constituted conduct described in the first paragraph of this item.

ITEM 16. EXHIBITS

      1.1* Form of Underwriting Agreement.

      3.1 Articles of Incorporation of the Company, as amended, incorporated by reference to Exhibit
      10.16  of the Company's Quarterly Report on  Form
      10-Q for the fiscal quarter ended August 3, 1996.

      3.2    Bylaws   of  the  Company,   as   amended,
      incorporated by reference to Exhibit 10.14 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 1996.

      5.1  Opinion of Godfrey & Kahn, S.C.

      23.1 Consent of Ernst & Young LLP.

      23.2 Consent of Godfrey & Kahn, S.C. (included in exhibit 5.1).

      24.1   Powers  of  Attorney  (included   on   the
      signature page).

_____________

  * To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.


ITEM 17. UNDERTAKINGS

     1.    The undersigned registrant hereby undertakes
     that,  for  purposes of determining any  liability
     under  the Securities Act of 1933, each filing  of
     the registrant's annual report pursuant to Section
     13(a)  or Section 15(d) of the Securities Exchange
     Act  of 1934 that is incorporated by reference  in
     the registration statement shall be deemed to be a
     new   registration  statement  relating   to   the
     securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     2.    Insofar  as indemnification for  liabilities
     arising  under the Securities Act of 1933  may  be
     permitted  to directors, officers and  controlling
     persons   of  the  registrant  pursuant   to   the
     foregoing provisions, or otherwise, the registrant
     has  been  advised  that in  the  opinion  of  the
     Securities    and    Exchange   Commission    such
     indemnification  is  against  public   policy   as
     expressed   in   the   Act  and   is,   therefore,
     unenforceable.   In the event  that  a  claim  for
     indemnification  against such  liabilities  (other
     than  the  payment by the registrant  of  expenses
     incurred  or  paid  by  a  director,  officer   or
     controlling  person  of  the  registrant  in   the
     successful   defense  of  any  action,   suit   or
     proceeding) is asserted by such director,  officer
     or  controlling  person  in  connection  with  the
     securities being registered, the registrant  will,
     unless  in  the opinion of its counsel the  matter
     has  been settled by controlling precedent, submit
     to   a  court  of  appropriate  jurisdiction   the
     question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the financial adjudication of such issue.

     3. The undersigned registrant hereby undertakes that:

     (1)     For  purposes of determining any liability
       under   the   Securities  Act   of   1933,   the
       information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

     (2)      For   the  purpose  of  determining   any
       liability  under  the Securities  Act  of  1933,
       each  post-effective amendment that  contains  a
       form  of prospectus shall be deemed to be a  new
       registration   statement   relating    to    the
       securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      SIGNATURES

     Pursuant to the requirements of the Securities Act
of   1933,  the  registrant  certifies  that   it   has
reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menomonee Falls, State of Wisconsin, on March
2, 1999.

                                KOHL'S CORPORATION


                                By:/s/  William S. Kellogg
                                   -------------------------
                                   William S. Kellogg
                                   Chairman  of the Board

                   POWER OF ATTORNEY

     Each person whose signature appears below appoints
William  S.  Kellogg,  Jay H.  Baker,  John  F.  Herma,
R.  Lawrence Montgomery and Kevin Mansell, and each  of
them, as his true and lawful attorney-in-fact and agent
with full power of substitution and resubstitution, for
him  and  in his name, place and stead, in any and  all
capacities,  to  sign any or all amendments  (including
post-effective   amendments),  to   this   Registration
Statement (or any other Registration Statement for  the
same  offering  that  is  to be effective  upon  filing
pursuant  to  Rule 462(b) under the Securities  Act  of
1933,  as  amended)  and to file  the  same,  with  all
exhibits  thereto,  and  all  documents  in  connection
therewith, with the Securities and Exchange Commission,
and  any other regulatory authority, granting unto each
said   attorney-in-fact  and  agent  full   power   and
authority to do and perform each and every act and thing, requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


/s/  William S. Kellogg                 /s/  Jay H. Baker
-----------------------------           ----------------------------
William S. Kellogg                      Jay H. Baker
Chairman and Director                   Director

/s/  John F. Herma                      /s/  R. Lawrence Montgomery
-----------------------------           -----------------------------
John F. Herma                           R. Lawrence Montgomery
Chief  Operating  Officer               Vice Chairman, Chief
and Director                            Executive Officer and
                                        Director

/s/  Kevin Mansell
-----------------------------           ------------------------------
Kevin Mansell                           James Ericson
President and Director                  Director

/s/  Arlene Meier
-----------------------------           ------------------------------
Arlene Meier, Chief                     Herbert Simon
Financial Officer                       Director
(Principal Financial  and
Accounting Officer)

/s/ Frank V. Sica                       /s/  R. Elton White
-----------------------------           -------------------------------
Frank V. Sica                           R. Elton White
Director                                Director

/s/ Peter M. Sommerhauser
-----------------------------
Peter M. Sommerhauser
Director

Dated:  March 2, 1999